Exhibit 10.49
AMENDED AND RESTATED
EMPLOYMENT/SEVERANCE AGREEMENT
     AMENDED AND RESTATED AGREEMENT made as of the 9th day of November, 2007 by and between Robert Beeler residing at the address indicated on the signature page hereto (hereinafter referred to as the “Employee”) and Double-Take Software, Inc., a Delaware corporation with principal offices located at 257 Turnpike Road, Suite 210, Southborough, Massachusetts 01772 (hereinafter referred to as the “Company”).
     The Employee is currently employed by the Company. The Company and the Executive desire to amend and restate all prior agreements and understandings regarding the Executive’s employment by the Company as set forth herein.
ARTICLE I
DEFINITIONS
     1.1 Base Salary. Base Salary shall mean the highest annualized rate of Employee’s base compensation in effect at any time during the ninety (90) day period prior to the Date of Termination of Employment, and shall include all amounts of Employee’s base compensation that are reported as income, provided however, that Base Salary shall not include any bonus or any other payment contingent on performance.
     1.2 Cause. Cause shall mean (i) willful disobedience by Employee of a material and lawful instruction of the Chief Executive Officer or the Board of Directors of the Company; (ii) conviction of Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) breach by Employee of any material provision of this Agreement; (iv) conduct amounting to fraud, dishonesty, willful misconduct or recurring insubordination; or (v) excessive absences from work for any reason.

     1.3 Disability. Disability shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of (30) consecutive days, and Employee has not returned to his full time employment prior to the Employment Termination Date as stated in the “Notice of Termination of Employment” (as defined below).
     1.4 Employment Termination Date. Employment Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in all other cases, the date specified in the Notice of Termination of Employment; provided, however, if the Employee’ s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination of Employment shall be at least 30 days from the date the Notice of Termination of Employment is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days. For purposes of this Agreement a termination of employment means a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).
     1.5 Notice of Termination of Employment. Notice of Termination of Employment shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any. A Notice of Termination of Employment served by the Company shall specify the effective Employment Termination Date.

     1.6 Severance Benefits. Severance Benefits shall mean if Employee and Employee’s eligible dependents shall be entitled to “continuation coverage” within the meaning of section 4980B of the Code for health, dental and vision insurance, elects to continue coverage and timely takes the required steps to initiate such coverage, the amount by which the cost of such coverage for Employee and Employee’s eligible dependents exceeds the amount that Employee previously paid for coverage under such health, dental and vision insurance plans, provided, however, that Severance Benefits shall cease to the extent that Employee or Employee’s eligible dependents are no longer eligible for such continuation coverage and shall, if Employee becomes eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, be secondary to the benefits provided by such subsequent employer.
     1.7 Severance Payment. Severance Payment shall mean a cash payment equal to twelve (12) months Base Salary, payable in accordance with the Company’s regular payroll periods, commencing on the first day of the first payroll period following the Employment Termination Date. Each payment shall be deemed to be a separate payments for purposes of Section 409A of the Code.
     1.8 Termination Agreement. Termination Agreement shall mean an agreement in the form attached hereto as Addendum A, which shall be signed by Employee within thirty (30) days of the Employment Termination Date.

ARTICLE II
EMPLOYMENT
     Employee’s employment is at-will and nothing in this Agreement is intended, or shall be construed, to limit the right of the Company to terminate Employee’s employment at any time in its sole discretion.
ARTICLE III
NON-DISCLOSURE
     Employee agrees that this Agreement is conditioned on Employee’s compliance with the non-disclosure agreement (the “NDA”) between the Company and Employee, a copy of which is attached hereto as Addendum B and is hereby incorporated by reference. Any breach or violation of any terms of the NDA shall be considered a breach or violation of this Agreement.
ARTICLE IV
RESTRICTIVE COVENANT
     4.1 In the event of the termination of employment with the Company for any reason, Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which is in the business of providing real time data replication and high availability software technologies in competition with the Company or is otherwise engaged in the same or similar business as the Company in direct competition with the Company’s products or services, or those which the Company was in the process of developing, during the tenure of Employee’s employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than 5 percent of the shares of any publicly held corporation shall not violate the provisions of this Article IV.

     4.2 In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any business of providing real time data replication and high availability software technologies, or any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the term of his employment.
     4.3 If any court shall hold that the duration of non-competition or any other restriction contained in this Article IV is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.
ARTICLE V
SEVERANCE PAYMENT; TERMINATION OF OPTIONS
     5.1 In the event the Company terminates Employee’s employment without Cause during the term of this Agreement, and (i) Employee does not violate the provisions of Articles III and IV; and (ii) Employee signs a Termination Agreement satisfactory to the Company, Employee shall be paid a Severance Payment.
     5.2 In the event (i) Employee is terminated for Cause, or (ii) Employee violates the provisions of Article III or IV, any and all employment stock options held by Employee, whether vested or unvested, shall immediately terminate and Employee shall not be entitled to exercise such options.

ARTICLE VI
TERM AND TERMINATION
     6.1 The term of this Agreement has commenced as of the date hereof and, unless sooner terminated as hereinafter set forth, shall end on March 31, 2009 (the “Term”); provided, however, that this Agreement will automatically renew for additional one year periods (each a “Renewal Term”) on each anniversary thereafter, unless the Company delivers to Employee written notice of intent not to renew at least thirty (30) days prior to the expiration of the Term or any Renewal Term .
     6.2 This Agreement shall automatically terminate upon the voluntary resignation of Employee.
ARTICLE VII
TERMINATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS
     This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements and understandings between the parties regarding severance payments or benefits, whether oral or written prior to the effective date of this Agreement.

ARTICLE VIII
ARBITRATION, COSTS AND INDEMNIFICATION
     8.1 Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles III or IV hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field or fields involved in the dispute (e.g., corporate, employment, trade secret, non-competition, or securities law). Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties. Whether in arbitration or in any litigation between the parties in federal or state court relating to or concerning this Agreement, it is agreed that the losing shall pay the prevailing party’s reasonable attorney’s fees and costs.
     8.2 The Company hereby agrees to indemnify, defend, and hold harmless Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, and to the fullest extent permitted by law, except for any claims arising out of a breach of any restrictive covenant, non-solicitation agreement or similar arrangement between Employee and an entity other than the Company.
ARTICLE IX
SEVERABILITY
     If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE X
NOTICE
     For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below and to Employee at the address set forth on the signature page or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof except that notice of change of address shall be effective only upon receipt.
     The current address of the Company is as follows:

IF TO THE COMPANY:	Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772
ARTICLE XI
BENEFIT
     This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.
ARTICLE XII
WAIVER
     The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XIII
GOVERNING LAW
     This Agreement has been negotiated and executed in the Commonwealth of Massachusetts, which shall govern its construction and validity.
ARTICLE XIV
JURISDICTION
     Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a stitus within the State of Massachusetts, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of Massachusetts.
ARTICLE XV
ENTIRE AGREEMENT
     This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.
ARTICLE XVI
SURVIVAL
     Articles III, IV, VIII, X, XIII and XIV shall survive the termination of this Agreement.

ARTICLE XVII
ADVICE OF COUNSEL
     Employee acknowledges that the Company advised Employee to retain his own counsel to review this Agreement and gave Employee sufficient time to obtain a review of this Agreement by his own counsel.
ARTICLE XVIII
SECTION 409A OF THE CODE
     Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Employee’s termination of employment with the Company or an affiliate, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) if Employee is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, Employee would receive any payment that, absent the application of this Article XVIII, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the date of termination of Employee’s employment, (2) Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

DOUBLE-TAKE SOFTWARE, INC.

By:	/s/ Dean Goodermote
Dean Goodermote
Chief Executive Officer

/s/Robert Beeler

Robert Beeler
5780 Hornbill Place
Carmel, Indiana 46033

ADDENDUM A
WAIVER AND RELEASE OF CLAIMS AGREEMENT
     I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
     I UNDERSTAND THAT I HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.
     AFTER SIGNING THIS AGREEMENT, I UNDERSTAND THAT I HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.
     In consideration of, and subject to, the payments to be made to me by DoubleTake Software, Inc. (“DoubleTake Software” or the “Company”) or any of its subsidiaries or affiliates, pursuant to the Letter Agreement dated as of November 9, 2007 between DoubleTake Software and me (the “Letter Agreement”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary or affiliate thereof after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary or affiliate of the Company and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary or affiliate of the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, any State’s Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U.S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, any State’s Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), all as amended. Should I decide to file any charge or legal claim against the Company, I agree to waive my right to recover any damages or other relief awarded to me which arises out of any such charge or legal claim made by me against the Company.
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     In consideration of, and subject to, the payments to be made to me by DoubleTake Software or any of its subsidiaries or affiliates, pursuant to the Letter Agreement, which I acknowledge that I would not otherwise be entitled to receive, I hereby agree not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Letter Agreement.
     Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Letter Agreement; (ii) my rights to vested benefits (other than severance benefits) under any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company or any subsidiary or affiliate of the Company; (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary of the Company, and my rights under any director’s and officer’s liability insurance policy covering me; or (iv) my rights to make truthful statements or disclosures that are required by applicable law, regulation or legal process .
     I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgment of my rights reserved under the preceding paragraph above.
     I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to the [Vice-President of Human Resources] at the Company’s corporate headquarters (or some other designee).
     Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.
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     This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of the Commonwealth of Massachusetts.
     I knowingly and voluntarily sign this Waiver and Release of Claims Agreement and agree to be bound by its terms.

Date Delivered to	:	DOUBLETAKE SOFTWARE, INC.

Date Signed by	:	By:

Title:

Seven-Day Revocation Period Ends:

Signed:		Date:

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ADDENDUM B
NON-DISCLOSURE CONFIDENTIALITY AGREEMENT
DOUBLE-TAKE SOFTWARE, INC.
Robert Beeler (hereinafter referred to as the “employee”) hereby acknowledges that Double-Take Software, Inc., et al. (hereinafter referred to as the “Corporation”) is engaged in the business of developing, selling, distributing, supporting, installing and servicing computer related software. Both parties agree that the operation of the business and performance of the work of the Corporation involves special skills, knowledge, trade secrets, special techniques, procedures or names and addresses of the customers, past and present, of the Corporation. The employee acknowledges that he is being employed with the express understanding that all of the foregoing shall not be divulged or otherwise disclosed to anyone at any time.
It is further understood and agreed to by the employee, that during the time of his employment by the Corporation, that his time and efforts will be exclusively devoted to the Corporation’s business, and that he will not participate in any activity of a similar nature with any other entity, in any capacity, (e.g. sales, consulting, engineering, supervision or hands on activity). All computer program source and information relating to such source code, trade secrets, books, manuals, bulletins, work papers, files, reports and other related materials are the property of the Corporation and must be returned to the Corporation upon request or at the termination of employment, along with any reproductions of such documentation.
Employee agrees to hold in confidence and to refrain from using or disclosing to any third party, without prior written consent of Corporation, (a) any information disclosed in confidence to employee by the Corporation, and (b) any information developed or delivered by employee during the term of employee’s employment by the Corporation. All computer program source and information relating to such source code received, developed or delivered by employee in connection with his employment shall be deemed confidential information and belonging exclusively to the Corporation for purposes of this paragraph.
Employee agrees to provide the Corporation with all source code and complete source code documentation for all computer programs developed or modified by employee in the course of his employment by the Corporation. Ownership of all goods, code, and materials, etc.; delivered by employee hereunder is hereby assigned irrevocably to the Corporation, including but not limited to all copyrights, trademarks, trade secrets and patent rights in such goods and materials. Employee agrees to execute and return to the Corporation all documents required by the Corporation from time to time to evidence, document or, if necessary, to perfect such ownership, for any purpose desired by the Corporation, and hereby appoints the Corporation employee’s attorney-in-fact with full powers to execute such document itself in the event employee is unable to provide the Corporation with such signed documents.
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In the event the term of the employee’s employment shall expire or terminate, employee agrees not to divulge any of the above information, etc., or to engage or participate, directly or indirectly, for himself or on behalf of or for the benefit of a third party, firm or corporation in developing products based on the information gained during his term of employment by the Corporation. Employee also agrees he will not participate, directly or indirectly, for himself or on behalf of or for the benefit of a third party, firm or corporation in soliciting competing products, services and/or solutions to the Corporation’s existing customers or proposed customers (which were being solicited by the Corporation during the time of his employment) for a period of two (2) years and will not encourage, induce or attempt to induce any employee of the Corporation to leave the employ of the corporation for a period of two (2) years.
The employee agrees that these terms are so vitally important to the operation of the business of the Corporation, that any violation of the above conditions will result in their termination of employment, forfeitures of any and all benefits and bonuses accrued, as well as entitling the Corporation to any injunctive relief allowed by Law.
This Agreement shall be governed by the Laws of the State of Massachusetts and there are no understandings, agreements, representations, express or implied, not specified herein.
AGREED TO BY:

/s/ Robert Beeler	10/31/06
Employee	(DATE)

ACCEPTED BY:

/s/ Dean Goodermote
For the Corporation

TITLE: Chief Executive Officer	11/1/06
(DATE)
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